Lydall, Inc One Colonial Road Manchester, CT 06045-0151	Telephone 860-646-1233 Facsimile 860-646-4917 www.lydall.com

Exhibit 99.1

NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS FOR THE

FIRST QUARTER ENDED MARCH 31, 2013 AND EXPANSION INTO CHINA

MANCHESTER, CT – May 1, 2013 -- LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2013 and its plans to establish a new manufacturing facility in China in order to serve the local automotive market.

First Quarter 2013 (“Q1 2013”) Highlights compared to First Quarter 2012 (“Q1 2012”)

•	Net sales of $99.0 million compared to $96.8 million in Q1 2012, or a 2.4% increase
•	Gross margin of 21.6%, an improvement of 170 basis points from Q1 2012
•	Selling, product development and administrative expenses were $14.8 million, an increase of $0.6 million, or 30 basis points, from Q1 2012, primarily due to new product development
•	Operating income of $6.5 million, or 6.6% of net sales, compared to $5.4 million, or 5.6%
-	Gross profit and operating income in the first quarter 2013 included $1.8 million related to a completed pricing negotiation and a non-recurring customer project
-	Operating income in the first quarter of 2012 included a gain of $0.4 million from services provided under a license agreement
•	Effective tax rate of 29.8%, compared to an effective tax rate of 25.8% in Q1 2012
-	Q1 2013 included a discrete tax benefit of $0.5 million, or $0.03 per share, for the reversal of a liability for an uncertain tax position
-	Q1 2012 included a tax benefit of $0.8 million, or $0.05 per share, for the reversal of valuation allowance against foreign tax credit carryovers
•	Net income was $4.5 million, or $0.26 per share, compared to $3.9 million, or $0.23 per share

Net sales for Q1 2013 increased $2.3 million, or 2.4%, compared to Q1 2012, primarily from higher sales volumes, and, to a lesser extent, a completed pricing negotiation. Net sales from a Q1 2013 non-recurring customer project were essentially offset by lower net sales of electrical papers products in Q1 2013 due to the divestiture of a product line in a prior year.

In the Thermal/Acoustical Fibers (“T/A Fibers”) segment, higher net sales of $5.8 million, or 26.0%, compared to the same quarter a year ago, were the result of increased consumer demand for vehicles in North America on Lydall’s platforms, a completed pricing negotiation and a non-recurring customer project. This increase was offset by decreases in net sales volumes from the Thermal/Acoustical Metals (“T/A Metals”) segment of $1.9 million, or 4.5%, and the Performance Materials segment by $1.6 million, or 5.5%, compared to Q1 2012. Lower net sales for both segments were primarily due to economic conditions in Europe negatively impacting demand for Industrial Filtration products in the Performance Materials segment and automotive parts in the T/A Metals segment.

The increase in operating income of $1.1 million in Q1 2013 compared to Q1 2012 was primarily driven by the T/A Fibers segment which reported an increase of $3.9 million, partially offset by reductions in T/A Metals and Performance Materials segments’ operating income of $2.0 million and $0.8 million, respectively. The T/A Fibers segment realized increased gross profit and gross margin from higher net sales, a change in the mix of sales, and reductions in scrap, material usage and labor costs. Additionally, gross profit and operating income in Q1 2013 included a completed pricing negotiation and a non-recurring customer project that contributed to an increase in operating income of $1.8 million compared to Q1 2012. Lower operating income in the T/A Metals segment was due to lower net sales and the unfavorable mix in sales between automotive parts and tooling, as higher margin automotive parts net sales decreased by $4.7 million in Q1 2013 compared to Q1 2012. Also, operating income for the T/A Metals segment was negatively impacted by unfavorable absorption of fixed overhead costs and increases in selling expenses and administrative salaries and benefits expenses. The decrease of $0.8 million in Performance Materials segment operating income was caused by lower net sales in Q1 2013 and a gain of $0.4 million from services provided under a license agreement in Q1 2012.

Dale Barnhart, President and Chief Executive Officer, stated, “Overall, Lydall delivered good results for the first quarter of 2013 despite the continued challenge of soft demand for our products in Europe. Unstable economic conditions in this region resulted in lower demand for Industrial Filtration products and automotive parts. Despite the continued uncertainty in the macro-economic environment, we remain cautiously optimistic going into the second quarter of 2013. We are seeing signs of improved demand in Europe for Industrial Filtration products and expect to continue to benefit from strong demand in North America for automotive parts.

“I am also very pleased to announce that Lydall T/A Metals is in the process of establishing a new manufacturing facility outside of Shanghai, China. This business will produce metal parts in order to satisfy the local demand in one of the largest and fastest growing automotive markets in the world. Our customers have consistently been requesting that we expand our global presence, and we are excited to further serve their needs with our best-in-class products. We anticipate that our facility will be fully operational in the first half of 2014.”

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Conference Call

Lydall will host a conference call today at 11:00 a.m. ET to discuss results for its first quarter ended March 31, 2013 as well as general matters related to its businesses and markets. The call may be accessed at (877) 303-3204 and will be webcast live on the Company's web site www.lydall.com under the Investor Relations' section. A recording of the call will be available from 2:00 p.m. ET on May 1, 2013 through midnight on May 8, 2013 at (855) 859-2056 or (404) 537-3406, pass code 54650573. Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, the Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical, filtration/separation and bio/medical markets. Lydall® is a registered trademark of Lydall, Inc. in the U.S. and other countries. All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

Cautionary Note Concerning Factors That May Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of the words “believes,” “anticipates,” “may,” “plans,” “projects,” “expects,” “estimates,” “forecasts,” “predicts,” “targets,” “signs,” and other similar expressions in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others, worldwide economic cycles that affect the markets which the businesses serve could affect demand for the Company’s products and impact the Company’s profitability, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth, fluctuations in unemployment rates, and increases in fuel prices, which could cause economic instability and could have a negative impact on the Company’s results of operations and financial condition. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Therefore, investors are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2012.

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These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company. Information may also be obtained from the Company Contact: David D. Glenn, Director of Business Development and Investor Relations, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

-MORE-

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Lydall, Inc. News Release	May 1, 2013

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended
	March 31,
	2013	2012

Net sales	$99,029	$96,754
Cost of sales	77,664	77,513
Gross profit	21,365	19,241

Selling, product development and administrative expenses	14,848	14,244
Gain on sale of product line	-	(405)
Operating income	6,517	5,402

Interest expense	78	90
Other expense, net	42	43
Income before income taxes	6,397	5,269

Income tax expense	1,905	1,357
Net income	$4,492	$3,912

Earnings per share:
Basic	$0.27	$0.23
Diluted	$0.26	$0.23

Weighted average number of common shares outstanding	16,752	16,828
Weighted average number of common shares and equivalents outstanding	17,036	16,981

Summary of Segment Information and Other Products and Services

In thousands

(Unaudited)

	Quarter Ended
	March 31,
	2013	2012
Net Sales

Performance Materials Segment	$27,483	$29,088
Thermal/Acoustical Metals Segment	40,202	42,113
Thermal/Acoustical Fibers Segment	27,927	22,172
Other Products and Services:
Life Sciences Vital Fluids	4,307	4,231
Eliminations and Others	(890)	(850)
Consolidated Net Sales	$99,029	$96,754

Operating Income

Performance Materials Segment	$1,277	$2,120
Thermal/Acoustical Metals Segment	3,018	5,067
Thermal/Acoustical Fibers Segment	6,154	2,229
Other Products and Services:
Life Sciences Vital Fluids	356	309
Corporate Office Expenses	(4,288)	(4,323)
Consolidated Operating Income	$6,517	$5,402

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Lydall, Inc. News Release

Financial Position

In thousands except ratio data

(Unaudited)

	March 31, 2013	December 31, 2012

Cash and cash equivalents	$57,467	$63,623
Working capital	$111,490	$105,451
Total debt	$2,132	$2,411
Stockholders' equity	$177,964	$174,496
Total capitalization	$180,096	$176,907
Current ratio	3.2	3.3
Total debt to total capitalization	1.2%	1.4%

Cash Flows

In thousands

(Unaudited)

	Quarter Ended
	March 31,
	2013	2012

Net cash (used for) provided by operating activities	$(3,217)	$613
Net cash (used for) provided by investing activities	$(2,463)	$9,053
Net cash provided by (used for) financing activities	$196	$(358)
Depreciation and amortization	$3,345	$3,564
Capital expenditures	$(2,463)	$(2,962)

Common Stock Data

Quarter Ended March 31,

	2013	2012

High	$16.08	$10.44
Low	$14.54	$8.79
Close	$15.35	$10.19

During the first quarter of 2013, 3,328,971 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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